Press Release:


        ROBINSON AND PALESTINE BANKS TO MERGE


David Musgrave, President of The First National Bank in Robinson, announced that the Agreement and Plan of Merger by and between First Robinson Bancorp and AMBANC Corp., dated October 12, 1994, has been amended to provide for the merger of The First National Bank in Robinson, a wholly owned subsidiary of First Robinson Bancorp, and Farmers' State Bank of Palestine, a wholly owned subsidiary of AMBANC Corp. The merger is expected to become effective later this year.

Both David Musgrave and Judy Adams, President of Farmers' State Bank, stated that the merger will be a terrific opportunity for both banks and a great benefit to the communities in which they operate. The combination will form a bank with assets exceeding $165,000,000 with facilities in Robinson, Palestine, Flat Rock and Mt. Carmel in Illinois.

Musgrave further stated that the directors now serving on the Farmers' State Bank Board, namely, Judy Adams, Owen Landrith, Don Magill, Jim
Goodwine and Paul Postlewaite, will be named directors of The First National Bank in Robinson. Judy Adams will be named a Senior Vice President and remain in charge of the Palestine facility. Staff changes will be limited. "The customers and public will be kept informed as the merger progresses," said David Musgrave.

                    Exhibit 99-A
0002\10\rob-pal.pr